EXHIBIT 11.1

CODE OF ETHICS & BUSINESS CONDUCT

KHEOBA LIMITED

For Directors, Officers, and Employees

Adopted as of [Effective Date]

1. INTRODUCTION & PURPOSE

1.1 Commitment from the Board

The Board of Directors of Kheoba Limited (the “Company”) is committed to conducting business with the highest standards of integrity, honesty, and fairness. This Code of Ethics (the "Code") affirms our core values and provides guidelines for legal and ethical decision-making.

1.2 Scope and Application

This Code applies to all directors, officers, and employees of the Company and its subsidiaries worldwide (collectively, “Kheoba Personnel”). We also expect our agents, consultants, contractors, and partners to adhere to these principles.

2. CORE PRINCIPLES

We are guided by five core principles:

•	Integrity: We are honest and truthful in all our dealings.

•	Accountability: We take responsibility for our actions and decisions.

•	Respect: We treat everyone with dignity and fairness.

•	Transparency: We communicate openly and disclose information appropriately.

•	Lawfulness: We comply with the letter and spirit of all laws governing our business.

3. KEY POLICY AREAS

3.1 Conflicts of Interest

A conflict of interest arises when personal interests interfere, or appear to interfere, with your duty to act in the Company's best interest.

•	Duty to Disclose: You must promptly disclose any actual or potential conflict to your supervisor, the Compliance Officer, or via the Ethics Helpline.

•	Examples: Outside employment with a competitor; significant financial interest in a supplier; hiring or supervising a relative.

3.2 Corporate Opportunities

You may not:

•	Use Company property, information, or your position for personal gain.

•	Take for yourself a business opportunity discovered through your role at Kheoba.

•	Compete with the Company.

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3.3 Confidentiality & Data Protection

You must safeguard all non-public Company information and the personal data of employees, customers, and partners.

•	This obligation continues after your employment ends.

•	Adherence to data protection laws (e.g., Singapore's PDPA, Malaysia's PDPA, GDPR for EU interactions) is mandatory.

3.4 Fair Dealing & Anti-Bribery

•	Fair Competition: We compete vigorously but fairly, in compliance with all antitrust and competition laws.

•	Strict Prohibition of Bribery: We have a zero-tolerance policy for bribery and corruption. Offering, promising, giving, soliciting, or accepting any undue advantage (kickbacks, lavish gifts, facilitation payments) to influence a business outcome is strictly prohibited, in accordance with the UK Bribery Act 2010, U.S. Foreign Corrupt Practices Act (FCPA), and all local laws.

3.5 Financial Integrity & Public Reporting

As a public company listed on the OTCQB, our financial statements must be accurate, complete, and timely.

•	All financial records must fairly reflect transactions.

•	You must cooperate fully with internal and external auditors.

•	Any attempt to influence, coerce, or mislead an auditor is a severe violation.

3.6 Protection & Use of Company Assets

Company assets (physical, intellectual, financial) are to be used for legitimate business purposes. Theft, carelessness, and waste have a direct impact on our profitability.

4. GLOBAL COMPLIANCE

4.1 Jurisdictional Compliance

Kheoba Personnel must comply with the laws of all jurisdictions where we operate, including but not limited to:

•	BVI: BVI Business Companies Act, regulatory directives.

•	Singapore & Malaysia: Employment, tax, trade, and data laws.

•	United States: U.S. securities laws (Exchange Act), FCPA, and regulations enforced by the SEC.

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4.2 Sanctions & Trade Compliance

You must comply with all applicable international economic and trade sanctions. Transactions with sanctioned countries, entities, or individuals are prohibited without prior written clearance from the Legal Department.

5. REPORTING & NON-RETALIATION

5.1 Duty to Speak Up

You have a duty to report any known or suspected violation of this Code, laws, or regulations.

5.2 Reporting Channels

Reports can be made to:

•	Your immediate supervisor or department head.

•	The Chair of the Audit Committee of the Board.

5.3 Strict Non-Retaliation Policy

The Company prohibits retaliation against any individual who, in good faith, reports a concern or participates in an investigation. Retaliation is a serious violation of this Code and will result in disciplinary action.

6. ACKNOWLEDGMENT, VIOLATIONS & WAIVERS

•	Acknowledgment: All Kheoba Personnel must certify their understanding of and compliance with this Code annually.

•	Violations: Violations will result in disciplinary action, up to and including termination of employment and legal action.

•	Waivers: Waivers of this Code for directors or executive officers may only be granted by the Board of Directors and will be promptly disclosed as required by SEC regulations.

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